Exhibit 3.2

LIMITED LIABILITY COMPANY AGREEMENT

OF

ROUSE PROPERTIES, LLC

This Limited Liability Company Agreement (this “Agreement”) of Rouse Properties, LLC (the “Company”) is entered into as of July 8, 2016 by BSREP II Retail Pooling LLC (“BSREP II Retail Pooling”) and BSREP II BPY Rouse JV LLC (“BSREP BPY” and, together with each other holder of Common Shares (as defined below) that may be admitted to the Company from time to time in accordance with this Agreement, the “Shareholders,” and each, a “Shareholder”), pursuant to and in accordance with the Delaware Limited Liability Company Act (6 Del.C. § 18-101, et seq.), as amended from time to time (the “Act”).

WHEREAS, prior to the date hereof, the Company was Rouse Properties, Inc., a Delaware corporation (“Rouse, Inc.”), owned 100% by BSREP II Retail Pooling;

WHEREAS, on the date hereof, the Company converted (the “Conversion”) from a Delaware corporation to a limited liability company upon filing of the Certificates (as defined below) and, in connection therewith, (1) all of the issued and outstanding common stock of Rouse, Inc. converted into an aggregate of 100 limited liability company units (referred to herein as Common Shares) of the Company and (2) all of the issued and outstanding preferred stock of Rouse, Inc. was cancelled;

WHEREAS, immediately following such conversion, BSREP II Retail Pooling distributed 1 Common Share to BSREP II BPY Rouse JV LLC, representing one percent of the outstanding equity of the Company;

WHEREAS, the parties hereto desire to provide for the governance of the Company and to set forth in detail their respective rights and duties relating to the Company;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto do hereby agree as follows:

1.              Organization

1.1.                            Formation. Pursuant to the Act, the Company became a Delaware limited liability company effective upon the filing of the Certificate of Conversion and Certificate of Formation (the “Certificates”) of the Company with the Office of the Secretary of State of the State of Delaware on the date hereof. The terms and execution of the Certificates are hereby ratified and adopted by the Company.

1.2.                            Name. The name of the limited liability company governed hereby is Rouse Properties, LLC.

1.3.                            Principal Business Office. The principal place of business and office of the Company shall be located, and the Company’s business shall be conducted from, such place or places as may hereafter be determined by the Managing Shareholder (as defined below).

1.4.                            Registered Office. The address of the registered office of the Company in the State of Delaware is c/o Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware 19808.

1.5.                            Registered Agent. The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware is c/o Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware 19808.

1.6.                            Purpose. The Company is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, engaging in all lawful activities for which limited liability companies may be formed under the Act.

1.7.                            Powers. The Company shall have the power to do any and all acts reasonably necessary, appropriate, proper, advisable, incidental or convenient to or for the furtherance of the purpose and business described herein and for the protection and benefit of the Company, and shall have, without limitation, any and all of the powers that may be exercised on behalf of the Company by the Managing Shareholder pursuant to this Agreement.

1.8.                            Term. The term of the Company commenced on the date of filing of the Certificates in accordance with the Act and shall continue until dissolution of the Company in accordance with Section 9 of this Agreement.

1.9.                            Certificates.  Susan Elman, as an “authorized person” within the meaning of the Act, has executed, delivered and filed the Certificates with the Office of the Secretary of State of the State of Delaware. The Managing Shareholder or any Officer (as defined below) shall execute, deliver and file any other certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in a jurisdiction in which the Company may wish to conduct business.

1.10.                     Name and Mailing Address of the Shareholders. The name and the mailing address of the Shareholders is set forth on Schedule A hereto.

2.              Management

2.1.                            Management. The business and affairs of the Company shall be managed solely by BSREP II Retail Pooling LLC (in such capacity, the “Managing Shareholder”) in conformity with the provisions of this Agreement.  Subject to the express limitations contained in any provision of this Agreement, the Managing Shareholder shall have complete and absolute control of the affairs and business of the Company, and shall possess all powers necessary, convenient or appropriate to carrying out the purposes and business of the Company, including, without limitation, doing all things and taking all actions necessary to carrying out the terms and provisions of this Agreement.  The Managing Shareholder is authorized to execute and deliver any document on behalf of the Company without any vote or consent of any Shareholder. The

Managing Shareholder shall constitute a “manager” of the Company, as such term is defined in the Act.

2.2.                            Delegation. Subject to the rights and powers of the Managing Shareholder and the limitations thereon contained herein, the Managing Shareholder may delegate to any person any or all of its powers, rights and obligations under this Agreement and may appoint, contract or otherwise deal with any person to perform any acts or services for, or on behalf of, the Company as the Managing Shareholder may reasonably determine.

2.3.                            Termination. The Managing Shareholder shall have the powers set forth above until the earliest to occur of its termination, dissolution or other inability to act in such capacity, at which time the Shareholders shall have the power to elect a replacement Managing Shareholder upon the affirmative vote or consent of the Shareholders holding a majority of the then issued and outstanding Common Shares.

2.4.                            Removal. The Shareholders shall have the power to remove the Managing Shareholder and appoint a replacement Managing Shareholder, in each case upon the affirmative vote or consent of the Shareholders holding a majority of the then issued and outstanding Common Shares.  If the Managing Shareholder resigns, is removed or otherwise ceases to be the manager of the Company, the Shareholders shall have the power to elect a replacement Managing Shareholder upon the affirmative vote or consent of the Shareholders holding a majority of the then issued and outstanding Common Shares.

3.              Officers

3.1.                            Officers. The Managing Shareholder may, from time to time as it deems advisable, appoint officers of the Company (the “Officers”) and assign in writing titles (including, without limitation, President, Vice President, Secretary and Treasurer) to any such person.  Unless the Managing Shareholder decides otherwise, if the title is one commonly used for officers of a business corporation formed under the Delaware General Corporation Law, the assignment of such title shall constitute the delegation to such person of the authorities and duties that are normally associated with that office.  Any delegation pursuant to this Section 3.1 may be revoked at any time by the Managing Shareholder.

4.              Limitation of Liability and Indemnity

4.1.                            Exculpation.

4.1.1.                  Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and none of (i) the Managing Shareholder, (ii) any Shareholder, (iii) any affiliate of the foregoing or (iv) any Officer, director, manager, member, shareholder, partner, employee, representative, trustee or agent of the Company, any Shareholder, the Managing Shareholder or any affiliates or a spouse of any of the foregoing (each a “Covered Person”) shall be obligated personally for any such debt, obligation or liability of the Company.

4.1.2.                  No Covered Person shall be liable, including under any legal or equitable theory of fiduciary duty or other theory of liability, to the Company or to any other Covered Person for any losses, claims, damages or liabilities incurred by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company.  Whenever in this Agreement a Covered Person is permitted or required to make decisions in good faith, the Covered Person shall act under such standard and shall not be subject to any other or different standard (including any legal or equitable standard of fiduciary or other duty) imposed by this Agreement or any relevant provisions of law or in equity or otherwise.

4.1.3.                  A Covered Person shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any Person as to matters that the Covered Person reasonably believes are within such Person’s professional or expert competence.

4.2.                            Indemnification.

4.2.1.                  The Company shall indemnify, defend and hold harmless each Covered Person against any losses, claims, damages, liabilities, expenses (including all reasonable fees and expenses of counsel), judgments, orders, decrees, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings in which such Covered Person may be involved or to which such Covered Person may become subject, in connection with any matter arising out of or in connection with the Company’s business or affairs, or this Agreement, unless such loss, claim, damage, liability, expense, judgment, order, decree, fine, settlement or other amount is a result of such Covered Person not acting in good faith on behalf of the Company.  If any Covered Person becomes involved in any capacity in any action, suit, proceeding or investigation in connection with any matter arising out of or in connection with the Company’s business or affairs, or this Agreement, other than by reason of any act or omission performed or omitted by such Covered Person that was not in good faith on behalf of the Company, the Company shall reimburse such Covered Person for his or her reasonable legal and other reasonable out-of-pocket expenses (including the cost of any investigation and preparation) as they are incurred in connection therewith.

4.2.2.                  The obligations of the Company under this Section 4.2 shall be satisfied solely out of and to the extent of the Company’s assets, and no Covered Person shall have any personal liability on account thereof.

4.2.3.                  Notwithstanding anything in this Agreement, nothing shall adversely affect any right or protection of any former director or officer of the Company’s predecessor-in-interest, Rouse Properties, Inc., under Section 6.07(a) of that certain Agreement and Plan of Merger, dated February 25, 2016, by and among by and among the Company, BSREP II Retail Pooling LLC, BSREP Retail Holdings Corp. and for the purposes stated therein, the Guarantors (as defined therein) party thereto.

4.3.         Primary Obligation.  With respect to any Covered Person who acts or serves or acted or served as an officer, manager, fiduciary, employee, consultant, advisor or agent of, for or to the Company, any of its subsidiaries or the Managing Shareholder, the Company or its subsidiaries shall be primarily liable for all indemnification, reimbursements, advancements or similar payments (the “Indemnity Obligations”) afforded to such Covered Person acting in such capacity or capacities on behalf or at the request of the Managing Shareholder, the Company or any of its subsidiaries, whether the Indemnity Obligations are created by law, organizational or constituent documents, contract (including this Agreement) or otherwise.

5.              Common Shares

5.1.                            Common Shares.

5.1.1.                  The Company is authorized to issue, and has issued, a single class of limited liability company or shareholder interests, including fractional interests, which shall be, and are, designated “Common Shares.” For the purpose of this Agreement, a Common Share shall mean a unit of limited liability company interest issued by the Company to a Shareholder, which represents the rights and obligations associated therewith, including, without limitation, the right to one vote per Common Share, and the right to receive distribution of the Company’s assets in accordance with this Agreement and the Act. In connection with the Conversion, all of the common stock of Rouse, Inc., par value $0.01, converted into 100 Common Shares in the aggregate and all the preferred shares of Rouse, Inc., par value $0.01, were cancelled. As of the date hereof, the Company has issued the aggregate number of Common Shares set forth opposite the name of each of the Shareholders on Schedule A hereto.

5.1.2.                  The Managing Shareholder may, from time to time, cause the Company to issue additional Common Shares as the Managing Shareholder determines, in its sole discretion, and in connection therewith, the Managing Shareholder shall update Schedule A hereto to reflect any such issuance. Any amendment or revision to Schedule A made in accordance with the foregoing shall not be deemed an amendment to this Agreement pursuant to Section 10.6 hereof.

5.2.                            Share Certificates. The Common Shares may, but need not be, evidenced by a certificate in such form and executed by such Officer or Officers as the Managing Shareholder of the Company may determine.

5.3.                            Admission of Additional Shareholders. One (1) or more holders of Common Shares may be admitted to the Company as “Shareholders” with the written consent of the Managing Shareholder.

5.4.                            Assignment of Common Shares. Each of the Shareholders may transfer, assign, pledge or hypothecate, in whole or in part, its Common Shares, with the consent of the Managing Shareholder as determined in its sole discretion. Subject to Section 5.3 and this Section 5.4, an assignee of Common Shares shall become, and be entitled to exercise the rights and powers of and be subject to the liability of, a Shareholder of the Company, upon its execution and delivery of an agreement to be bound by the terms hereof and when the assignee’s admission is reflected in the Company’s register.

6.              Capital Contributions

6.1.                            Capital Contributions. Each of BSREP II Retail Pooling and BSREP BPY is deemed admitted as a Shareholder of the Company on the date of admission set forth opposite its name on Schedule A. Subject to Section 5.3 and Section 5.4, each other Shareholder shall be deemed admitted as a Shareholder of the Company upon such Shareholder’s execution and delivery of this Agreement.  The Company shall maintain an account of share capital in respect of contributions on Common Shares.

6.2.                            Capital Accounts. Separate capital accounts (“Capital Accounts”) shall be maintained for each Shareholder on the books of the Company, which Capital Accounts shall set forth the initial capital contributions of such Shareholder to the Company.  Each Capital Account shall be adjusted to reflect such Shareholder’s share of allocations and distributions as provided in Section 7 of this Agreement and any additional capital contributions to the Company or withdrawals of capital from the Company.  Such Capital Accounts shall further be adjusted to conform to the U.S. Department of Treasury regulations (the “Regulations”) under Section 704(b) of the Internal Revenue Code of 1986, as amended (the “Code”), as interpreted in good faith by the Managing Shareholder.

6.3.                            Additional Contributions. No Shareholder shall be required to make additional capital contributions to the Company.

7.              Allocations and Distributions

7.1.                            Profits and Losses.  The Profits or Losses incurred by the Company for each taxable year shall be determined on an annual basis or other period.  As used herein, “Profits” and “Losses” mean, for each fiscal year or other period, an amount equal to the Company’s net income or net loss for such year or period, as determined in good faith by the Managing Shareholder taking into account all items of income, gain, loss, deduction and expense.

7.2.                            Allocations of Profit and Loss.  Profits and Losses of the Company shall be allocated to Shareholders on a pro rata basis in accordance with their Common Shares.  Whenever a proportionate part of the Company’s Profit and Loss is allocated to a Shareholder, every item of income, gain, loss, deduction and credit entering into the computation of such Profit or Loss for the applicable period shall be allocated to such Shareholder in the same proportion.

7.3.                            Distributions.  Distributions shall be made to the Shareholders at such times and in such amounts as may be determined in the sole discretion of the Managing Shareholder and shall be distributed to the Shareholders on a pro rata basis in accordance with their Common Shares.  The Company shall be entitled to make distributions in respect of Common Shares as follows: (i) as a return of capital in respect of a Common Share and (ii) as a distribution other than a return of capital. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make a distribution to any Shareholder on account of such

Shareholder’s interest in the Company if such distribution would violate Section 18.607 of the Act or other applicable law.

8.              Tax Matters

8.1.                            Partnership. It is intended that, unless an election is made to the contrary in accordance with the terms hereof, for so long as the Company has multiple regarded shareholders, the Company shall be treated as a partnership for U.S. federal income tax purposes, and that the provisions of this Agreement be interpreted in a manner consistent therewith.

8.2.                            Tax Matters Representative. The Managing Shareholder, or its designee, is hereby designated as the “tax matters partner” or the “partnership representative” as applicable, within the meaning of the Code (the “Tax Matters Representative”). All expenses incurred by the Tax Matters Representative in connection with its duties as Tax Matters Representative shall be expenses of the Company.

8.3.                            Elections and Preparation of Forms. The Managing Shareholder may on behalf of the Company make, but shall not be obligated to make, any tax election provided under the Code, or any provision of state, local or foreign tax law, and the Managing Shareholder shall not be liable for any consequences to any previously admitted or subsequently admitted Shareholders resulting from its making or failing to make any such elections. All decisions and other matters concerning the computation of items of income, gain, loss, deduction and credit of the Company, and accounting procedures not specifically and expressly provided for by the terms of this Agreement, shall be determined by the Managing Shareholder. The Managing Shareholder shall prepare or cause to be prepared all tax returns required to be prepared by or on behalf of the Company.

9.              Dissolution and Winding Up

9.1.                            Events of Dissolution. The Company shall dissolve, and its affairs shall be wound up upon the first to occur of the following: (i) the written consent of the Managing Shareholder, (ii) the bankruptcy, withdrawal or termination of the legal existence of each Shareholder, unless the Company is continued without dissolution in accordance with the Act, and (iii) the entry of a decree of judicial dissolution under Section 18-802 of the Act.

9.2.                            Winding Up. In the event of dissolution, the Company shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the Company in an orderly manner) and the assets of the Company shall be applied and distributed as follows:

9.2.1.                  first, to the satisfaction (whether by payment or the reasonable provision for payment) of the obligations of the Company to the liquidator and creditors, in the order of priority established by the instruments creating or governing such obligations and to the extent otherwise permitted by law, including to the establishment of any reserves which the Managing Shareholder or other liquidating trustee as may be selected considers necessary for any anticipated contingent, conditional or unmatured liabilities or obligations of the Company.  All such reserves shall be paid over to the Managing Shareholder (or other liquidating trustee if applicable) and held by the Managing Shareholder (or the liquidating trustee, if applicable) for the purpose of disbursing such reserves in payment in respect of any of the aforementioned liabilities.  At the expiration of such period as the Managing Shareholder (or other liquidating trustee, if applicable) shall deem advisable, any balance of any such reserves not required to discharge such liabilities or obligations shall be distributed as provided in Section 9.2.2 below; and

9.2.2.                  second, to the Shareholders in accordance with Section 7.3 hereof.

10.       Miscellaneous

10.1.                     Other Business. The Managing Shareholder, each Shareholder and each of their respective affiliates may engage in, or possess an interest in, other business ventures (unconnected with the Company) of every kind and description, independently or with others.  The Company shall not have any rights in or to such independent ventures or the income or profits therefrom by virtue of this Agreement.

10.2.                     Termination of Shareholdership. The rights of a Shareholder to receive distributions pursuant to Section 7.3 and to assign its interest in the Company pursuant to Section 5.4 shall, upon the termination of the legal existence of such Shareholder, devolve on its legal representative for the purpose of administering the property of such Shareholder.  Upon such event, such Shareholder shall cease to be a Shareholder of the Company.

10.3.                     Separability of Provisions. Each provision of this Agreement shall be considered separable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Agreement which are valid, enforceable and legal.

10.4.                     Entire Agreement.  This Agreement constitutes the entire agreement of the Shareholders with respect to the subject matter hereof.

10.5.                     Governing Law. This Agreement, all questions concerning the construction, interpretation and validity of this Agreement, the rights and obligations of the parties hereto, all claims or causes of action that may be based upon, arise out of or related to this Agreement and the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon or arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter this Agreement) shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether in Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than Delaware.

10.6.                     Amendments. Subject to Section 5.1.2, this Agreement may not be modified, altered, supplemented or amended except pursuant to a written agreement executed and delivered by the Shareholders.

10.7.                     Counterparts.  This Agreement may be executed in counterparts, each one of which shall be deemed an original and all of which together shall constitute one and the same Agreement.

REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

Confidential

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Agreement as of the date first written above.

SHAREHOLDERS:

BSREP II RETAIL POOLING LLC

By:	/s/ Melissa Lang
Name: Melissa Lang
Title: Secretary

BSREP II BPY ROUSE JV LLC

By:	/s/ Melissa Lang
Name: Melissa Lang
Title: Secretary

[Signature Page to Limited Liability Company Agreement of Rouse Properties, LLC]

SCHEDULE A

Share Register

As of July 8, 2016

Name and Mailing Address of Shareholders	Date of Admittance	Number of Common Shares	Percentage Interest
BSREP II RETAIL POOLING LLC c/o Brookfield Property Group LLC Brookfield Place 250 Vesey Street, 15th Floor New York, NY 10281-1023	July 8, 2016	99	99%
BSREP II BPY ROUSE JV LLC c/o Brookfield Property Group LLC Brookfield Place 250 Vesey Street, 15th Floor New York, NY 10281-1023	July 8, 2016	1	1%
Total:		100	100%